EXHIBIT 5

[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
4365 Executive Drive, Suite 1100, San Diego, CA 92121-2189
Phone: 858-677-1400 Fax: 858-677-1477 www.graycary.com

August 27, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

As legal counsel for Invitrogen Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 414,735 shares of the Common Stock, $0.01 par value, of the Company which may be issued pursuant to the exercise of stock options and stock awards granted under the Molecular Probes, Inc. 2001 Stock Incentive Plan and the Molecular Probes, Inc. 2002 Stock Incentive Plan (the “Plans”) which have been assumed by the Company and also 1,361,347 shares of Common Stock, $0.01 par value, of the Company which may be issued pursuant to new future grants by the Company of either stock options or stock awards under the assumed Plans.

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 414,735 shares of Common Stock which may be issued upon exercise of stock options and the vesting of stock awards granted under the Plans, and the 1,361,347 shares of Common Stock which may be issued upon the exercise of new future grant of stock options or stock awards under the assumed Plans are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP